EXHIBIT 99.12
CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of New Remy Holdco Corp., a Delaware corporation, in its Registration Statement on Form S-4 of New Remy Holdco Corp. and any amendments thereto.

/S/ George P. Scanlon George P. Scanlon

Dated: September 26, 2014